SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Beacon Federal Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
☐	$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4) Proposed maximum aggregate value of transaction:

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

April 21, 2008

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Beacon Federal Bancorp, Inc. (the “Company”). The Annual Meeting will be held at the DoubleTree Hotel - Syracuse, 6301 State Route 298, East Syracuse, New York at 10:30 a.m. (local time) on May 22, 2008.

The enclosed Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted.  During the Annual Meeting we will also report on the operations of the Company.  Directors and officers of the Company, as well as a representative of our independent registered public accounting firm, will be present to respond to any questions that stockholders may have.  Also enclosed for your review is our Annual Report to Stockholders, which contains detailed information concerning the activities and operating performance of the Company.

The business to be conducted at the Annual Meeting consists of the election of two directors to the Board of Directors of the Company and the ratification of the appointment of Crowe Chizek and Company LLC as the independent registered public accounting firm for the Company for the year ending December 31, 2008.  For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” the election of directors and “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting.  This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.  Your vote is important, regardless of the number of shares that you own.

Sincerely,

/s/ Ross J. Prossner

Ross J. Prossner
President and Chief Executive Officer

Beacon Federal Bancorp, Inc.
 5000 Brittonfield Parkway
East Syracuse, New York 13057
(315) 433-0111

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 22, 2008

Notice is hereby given that the Annual Meeting of Beacon Federal Bancorp, Inc. (the “Company”) will be held at the DoubleTree Hotel - Syracuse, 6301 State Route 298, East Syracuse, New York at 10:30 a.m. (local time) on May 22, 2008.

A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

The Annual Meeting is for the purpose of considering and acting upon:

1.	the election of two directors to the Board of Directors;

2.	the ratification of the appointment of Crowe Chizek and Company LLC as the independent registered public accounting firm for the Company for the year ending December 31, 2008; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof.  The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned.  Stockholders of record at the close of business on March 14, 2008 are the stockholders entitled to vote at the Annual Meeting and any adjournments thereof.

EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.  ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.  A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE.  ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.  HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER FOR YOU TO VOTE PERSONALLY AT THE ANNUAL MEETING.

By Order of the Board of Directors

/s/ Darren T. Crossett

Darren T. Crossett
Corporate Secretary

April 21, 2008

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES.  A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

Beacon Federal Bancorp, Inc.
5000 Brittonfield Parkway
East Syracuse, New York 13057
(315) 433-0111

ANNUAL MEETING OF STOCKHOLDERS
May 22, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Beacon Federal Bancorp, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), which will be held at the DoubleTree Hotel - Syracuse, 6301 State Route 298, East Syracuse, New York at 10:30 a.m. (local time) on May 22, 2008, and all adjournments of the Annual Meeting.  The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about April 21, 2008.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below.  Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof.  Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon.  Where no instructions are indicated, validly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting.  Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

Proxies may be revoked by sending written notice of revocation to the Secretary of the Company at the address shown above, delivering to the Company a duly executed proxy bearing a later date, or attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting. The presence at the Annual Meeting of any stockholder who had returned a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

VOTING SECURITIES AND VOTING PROCEDURES

Holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on March 14, 2008 (the “Record Date”) are entitled to one vote for each share then held, except as described below.  As of the Record Date, the Company had 7,396,431 shares of common stock issued and outstanding.  The presence in person or by proxy of a majority of the issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  Broker non-votes and proxies marked ABSTAIN will be counted for purposes of determining that a quorum is present.  In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

In accordance with the provisions of the Company’s Articles of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote “FOR” the election of the two nominees proposed by the Board of Directors or to “WITHHOLD AUTHORITY” to vote for the nominees being proposed.  Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominees being proposed is withheld.

As to the ratification of the independent registered public accounting firm, the proxy card being provided by the Board of Directors enables a stockholder to: (i) vote “FOR” the proposal; (ii) vote “AGAINST” the proposal; or (iii) “ABSTAIN” from voting on the proposal.  The ratification of the independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast without regard to broker non-votes or proxies marked “ABSTAIN.”

Proxies solicited hereby will be returned to the Company and will be tabulated by an Inspector of Election designated by the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission (the “SEC”) regarding such ownership.  The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by each person who was the beneficial owner of more than five percent of the Company’s outstanding shares of Common Stock, including shares owned by its directors and executive officers as a group.

	Amount of Shares
	Owned and Nature	Percent of Shares
Name and Address of	of Beneficial	of Common Stock
Beneficial Owners	Ownership(1)	Outstanding

Principal Stockholders:

Tyndall Capital Partners, L.P.	421,900	5.7%
599 Lexington Avenue
Suite 4100
New York, New York 10022

Bay Pond Partners, L.P.	441,600	6.0%
c/o Wellington Management Company, LLP
75 State Street
Boston, Massachusetts 02109

Wellington Management Company, LLP	732,200(2)	9.9%
75 State Street
Boston, Massachusetts 02109

Beacon Federal Employee Stock Ownership Plan Trust	591,714	8.0%
6311 Court Street Road
East Syracuse, New York 13057

All Directors and Executive Officers	277,600	3.8%
as a group (10 persons)
_____________________________
(1)
A person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date.  As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.  Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.

(2)	Include shares owned by Bay Pond Partners, L.P.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is currently composed of seven members, and is divided into three classes with one class of directors elected annually.  Directors of the Company are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify. The Board of Directors has nominated to serve as directors Ross J. Prossner and Edward H. Butler, each of whom is currently a member of the Board of Directors and each of whom has been nominated to serve for a three-year period and until his successor has been elected and shall qualify.

The table below sets forth certain information, as of the Record Date, regarding the composition of the Company’s Board of Directors, including the terms of office of Board members.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Annual Meeting for the election of the nominees identified below.  If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend.  At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected.  There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

Names and Addresses (1)	Age(2)	Positions Held	Director Since(3)	Current Term to Expire	Shares of Common Stock Beneficially Owned on Record Date (4)	Percent of Class

NOMINEES

Ross J. Prossner	59	Director, President and Chief Executive Officer	1976	2008	42,089(5)	*
Edward H. Butler	60	Director	1982	2008	25,000(6)	*

DIRECTORS CONTINUING IN OFFICE

John W. Altmeyer	48	Director	1992	2009	40,000(7)	*
Thomas Driscoll	54	Director	1998	2009	20,000(8)	*
Timothy P. Ahern	51	Chairman of the Board	2000	2010	20,000(9)	*
Robert J. Berger	61	Vice Chairman of the Board	2004	2010	25,000(10)	*
David R. Hill	58	Director and Secretary	1991	2010	25,000(11)	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Darren T. Crossett	47	Senior Vice President, Chief Operating Officer	N/A	N/A	42,089(12)	*
James D. Lapsley	64	Senior Vice President and Chief Financial Officer	N/A	N/A	24,876(13)	*
J. David Hammond	63	Senior Vice President, Chief Lending Officer	N/A	N/A	22,163(14)	*

All Directors and Executive Officers as a Group (10 persons)					286,217(15)	3.87
___________________________
(1)	The mailing address for each person listed is 5000 Brittonfield Parkway, East Syracuse, New York 13057.
(2)	As of December 31, 2007.
(3)	Reflects initial appointment to the Board of Directors of the mutual predecessor of Beacon Federal (the “Bank”).
(4)	See definition of “beneficial ownership” in the table in “Security Ownership of Certain Beneficial Owners.” Share amounts include shares allocated to executive officers in the ESOP.
(5)
Includes 19,000 shares of common stock held in Mr. Prossner’s 401(k) plan account, 10,000 shares of common stock held in Mr. Prossner’s individual retirement account, 6,700 shares of common stock held by Mr. Prossner as custodian for his children and 3,300 shares of common stock held by Mr. Prossner’s child.

(6)	Includes 25,000 shares of common stock held in Mr. Butler’s individual retirement account.
(7)	Includes 10,000 shares of common stock held by Mr. Altmeyer’s spouse.
(8)	Includes 20,000 shares of common stock held in Mr. Driscoll’s individual retirement account.
(9)	Includes 10,000 shares of common stock held in Mr. Ahern’s individual retirement account.
(10)	Includes 25,000 shares of common stock held in Mr. Berger’s individual retirement account.
(11)	Includes 25,000 shares of common stock held in Mr. Hill’s individual retirement account.
(12)	Includes 15,000 shares of common stock held in Mr. Crossett’s 401(k) plan account and 15,000 shares of common stock held by Mr. Crossett’s children.
(13)
Includes 20,000 shares of common stock held in Mr. Lapsley’s 401(k) plan account, 2,400 shares of common stock held in Mr. Lapsley’s individual retirement account, 100 shares of common stock held by Mr. Lapsley’s spouse and 100 shares of common stock held by Mr. Lapsley’s child.

(14)	Includes 20,000 shares of common stock held in Mr. Hammond’s 401(k) plan account.
(15)
Includes 8,617 shares of common stock allocated to the accounts of executive officers under the ESOP and excludes the remaining  532,543 shares of common stock (representing 7.2% of the shares of common stock outstanding as of the Record Date) owned by the ESOP for the benefit of the employees of the Company and the Bank.  Under the terms of the ESOP, shares of common stock allocated to the account of

___________________________
employees are voted in accordance with the instructions of the respective employees.  Unallocated shares are voted by the ESOP trustee in the manner calculated to most accurately reflect the instructions it has received from the participants regarding the allocated shares, unless its fiduciary duties require otherwise.
*	Less than 1%.

The principal occupation during the past five years of each director and executive officer of the Company is set forth below.  All directors and executive officers have held their present positions for five years unless otherwise stated.

Directors

Timothy P. Ahern has served as the Chairman of the Board of Beacon Federal since 2005.  He was also named Chairman of the Board of the Company in 2007.  Mr. Ahern is the founder and principal of Ahern & Murphy Associates, Cazenovia, New York, a leadership and management development organization in central New York.  He was previously employed as an executive with The Pyramid Companies from 1986 to 1998.

John W. Altmeyer has served as President and Chief Executive Officer of Carlisle Syntec, Inc., Carlisle, Pennsylvania, a roofing manufacturer, since 1997.  Carlisle Syntec is a key segment of Carlisle Companies, a New York Stock Exchange listed company.  He previously held several corporate positions at Carlisle Companies from 1987 to 1997, with a focus on business development.  He was also employed by Carrier Corporation from 1981 to 1987.

Robert J. Berger is a private investor and currently serves as Co-chairman of the Board of OP-TECH Environmental Services, Inc., an environmental and remediation company headquartered in Syracuse, New York.  He is the Chairman, President and Chief Executive Officer of St. Lawrence Industrial Services, Inc. and a member of Seton-Mt. Dora LLC, a commercial real estate holding company.  Mr. Berger served in various capacities with ONBANCorp from 1978 through 1998, including serving as its Chief Financial Officer and Treasurer prior to that institution’s merger with M&T Bank in 1998.

Edward H. Butler retired in 2007 as Plant Controller for Advanced Motors & Drives, East Syracuse, New York.  He was previously employed as the Plant Controller for New York Chocolate in Fulton, New York from 2004 to 2006, and by McQuay International in corporate finance from 1998 to 2004. He was previously a 25-year employee of the Carrier Corporation as accounting manager for North American operations.

Thomas Driscoll is currently an independent sales and marketing consultant.  He was most recently employed as Vice President and General Manager with TimBar Packaging and Displays, a paperboard remanufacturer in Oneida, New York, from 1979 to 2007.  He has served as a board member of the Manufacturers Association of Central New York, Madison County Children’s Camp, Community Action of Madison County and on the Administrative Council for the St. James Parish.

David R. Hill retired in 2004 as President of OBG Laboratories, an O’Brien & Gere Company.  He is currently employed in the position of Technical Director with Environmental Laboratory Services, a contract laboratory performing environmental testing for both public and private customers located in Syracuse, NY.

Ross J. Prossner has been President and Chief Executive Officer of Beacon Federal since 1976.  He was also named President and Chief Executive Officer of the Company in 2007.

Executive Officers of the Company Who Are Not Also Directors

Darren T. Crossett is the Senior Vice President and Chief Operating Officer of the Company.  He has been employed by Beacon Federal since 1986.  He has served in many capacities including Marketing Director from 1986 to 1989, Vice President of Lending from 1989 to 1997 and as Senior Vice President from 1997 to the present.  He is the President of Beacon Comprehensive Services Corporation, a subsidiary of the Company.

James D. Lapsley is the Senior Vice President and Chief Financial Officer of the Company.  He was appointed Senior Vice President and Chief Financial Officer for Beacon Federal in January 2000.  Previously, he worked for Carrier Corporation in corporate finance and North East Distributors as Controller and Business Manager, where he held the position from 1984 through January 2000.  Mr. Lapsley intends to retire upon reaching age 65 in June 2008.

J. Dave Hammond is the Senior Vice President and Chief Lending Officer of the Company.  He has been employed by Beacon Federal as Senior Vice President of Lending since 2002.  He has more than 30 years of experience in banking.  Prior to employment at Beacon Federal, he was an independent bank consultant from 1998 to 2002.  He formerly served as Executive Vice President with Skaneateles Savings Bank from 1995 through 1998.

Randy J. Wiley has been employed by Beacon Federal as Vice President & Treasurer since April 2007.  He was previously employed at Partners Trust Financial Corporation as Vice President and Treasurer from 2004 to 2007.  Prior to that, he worked for BSB Bancorp, Inc. from 2001 to 2004 as Senior Vice President and Treasurer.  He has over 20 years of banking experience.  It is expected that Mr. Wiley will be promoted to fill the position of Chief Financial Officer in connection with Mr. Lapsley’s planned retirement. Mr. Wiley is expected to become an executive officer upon his promotion to Chief Financial Officer.

Board Independence

The Board of Directors has determined that, except as to Ross J. Prossner, each member of the Board of Directors is an “independent director” within the meaning of the Nasdaq corporate governance listing standards.  Mr. Prossner is not considered independent because he is the President and Chief Executive Officer of the Company.

In determining the independence of the directors, the Board of Directors reviewed and considered the following loans to the Company's independent directors, which loans were reviewed by the Board of Directors in the ordinary course of business:

Independent Director	Aggregate Amount Outstanding at December 31, 2007
John W. Altmeyer	$216,633
Edward H. Butler	$2,146
Thomas Driscoll	$129,646
David R. Hill	$19,563

The Board of Directors also reviewed and considered $7,050 in staff training fees paid by the Bank to Ahern & Murphy Associates, a leadership and management development organization located in Cazenovia, New York, of which director Timothy P. Ahern serves as a principal.

References to our Website Address

References to our website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the listing standards of the Nasdaq Stock Market.  These references are not intended to, and do not, incorporate the contents of our website by reference into this proxy statement or the accompanying materials.

Section 16(a) Beneficial Ownership Reporting Compliance

The Common Stock of the Company is registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).  The officers and directors of the Company and beneficial owners of greater than 10% of the Company’s Common Stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock.  SEC rules require disclosure in the Company’s proxy statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Company’s Common Stock to file a Form 3, 4 or 5 on a timely basis.  Based on the Company’s review of such ownership reports, the Company believes that no officer or director of the Company failed to timely file such ownership reports during the year ended December 31, 2007.  The Company is not aware of any 10% beneficial owners of its common stock.

Meetings and Committees of the Board of Directors

The business of the Boards of Directors of the Company and the Bank is conducted through meetings and activities of the Boards and their committees.  The Board of the Company has the following committees:  Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

The Company completed its initial public offering in the fourth quarter of 2007.  Accordingly, during the year ended December 31, 2007, the Board of Directors of the Company held no regular meetings and no special meetings. The Board of Directors of the Bank held 12 regular meetings and one special meeting.  During the year ended December 31, 2007, no director attended fewer than 75% of the aggregate of:  (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director); and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).  Executive sessions of the independent directors are held on a regularly scheduled basis.

While the Company has no formal policy on director attendance at annual meetings of stockholders, all directors are encouraged to attend.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Butler, Altmeyer and Hill. Each member of the Nominating and Corporate Governance Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards.  The Company’s Board of Directors has adopted a written charter for the Committee, which is available at the Company’s website at www.beaconfederal.com. The Committee did not meet during the year ended December 31, 2007.

The functions of the Nominating and Corporate Governance Committee include the following:

●	to lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for stockholder approval;

●	to review and monitor compliance with Nasdaq Stock Market listing requirements for board independence;

●
to make recommendations to the Board regarding the size and composition of the Board and  develop and recommend to the Board criteria for the selection of individuals to be considered for election or re-election to the Board; and

●	to review the committee structure and make recommendations to the Board regarding committee membership.

The Nominating and Corporate Governance Committee identifies nominees for the Board of Directors by first evaluating the current members of the Board of Directors willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.  If any member of the Board does not wish to continue in service, or if the Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members.  In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.  The Nominating and Corporate Governance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

●	has the highest personal and professional ethics and integrity and whose values are compatible with the Company’s;

●	has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

●	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

●	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

●	is involved in other activities or interests that do not create a conflict with his or her responsibilities to the Company and its stockholders; and

●	has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards and, if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert.

Procedures for the Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee has adopted procedures for the submission of director nominees by stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating and Corporate Governance Committee will consider candidates submitted by the Company’s stockholders.  Stockholders can submit the names of qualified candidates for director by writing to our Corporate Secretary, at 5000 Brittonfield Parkway, East Syracuse, New York 13057.  The Corporate Secretary must receive a submission not less than ninety (90) days prior to the anniversary date of the Company’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

●	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;

●
the name and address of the stockholder as he or she appears on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

●
the name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

●	a statement of the candidate’s business and educational experience;

●	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

●	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

●	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

●	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in “Other Matters and Advance Notice Procedures.”  No submission for Board nominees was received by the Company for the Annual Meeting.

Stockholder Communications with the Board

A stockholder of the Company who wishes to communicate with the Board of Directors or with any individual director can write to the Corporate Secretary of the Company, at 5000 Brittonfield Parkway, East Syracuse, New York 13057, Attention:  Board Administration.  The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership.  Depending on the subject matter, management will:

●	forward the communication to the director or directors to whom it is addressed;

●	attempt to handle the inquiry directly (for example, where it is a request for information about the Company or it is a stock-related matter); or

●	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors on request.

Code of Ethics

The Company has adopted a Code of Ethics that is applicable to the officers, directors and employees of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The Code of Ethics is available at the Company's website at www.beaconfederal.com.

The Audit Committee

The Audit Committee of the Company consists of Messrs. Butler, Hill and Driscoll.  Each member of the Audit Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards and under SEC Rule 10A-3.  The Board of Directors has determined that Mr. Butler qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC.  Information with respect to Mr. Butler’s experience is included in “—Directors.”  The duties and responsibilities of the Audit Committee include, among other things:

●	retaining, overseeing and evaluating an independent registered public accounting firm to audit the Company’s annual financial statements;

●	in consultation with the independent registered public accounting firm and the internal auditor, reviewing the integrity of the Company’s financial reporting processes, both internal and external;

●	approving the scope of the audit in advance;

●	reviewing the financial statements and the audit report with management and the independent registered public accounting firm;

●
considering whether the provision by the external auditors of services not related to the annual audit and quarterly reviews is consistent with maintaining the registered public accounting firm independence;

●	reviewing earnings and financial releases and quarterly reports filed with the SEC;

●	consulting with the internal audit staff and reviewing management’s administration of the system of internal accounting controls;

●	approving all engagements for audit and non-audit services by the independent registered public accounting firm; and

●	reviewing the adequacy of the Audit Committee charter.

The Audit Committee of the Company met seven times during the year ended December 31, 2007.   The Company’s Board of Directors has adopted a written charter for the Audit Committee of the Company.  The charter is available on the Company's website at www.beaconfederal.com.

Audit Committee Report

Management has the primary responsibility for the Company’s internal controls and financial reporting processes.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In accordance with rules established by the SEC, the Audit Committee of the Company has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

●	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the year ended December 31, 2007;

●
discussed with the independent registered public accounting firm of the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

●
received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  In addition, the Audit Committee recommended that the Board of Directors appoint Crowe Chizek and Company LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2008, subject to the ratification of this appointment by the stockholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and this report shall not otherwise be deemed “soliciting material” or filed with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

This report has been provided by the Audit Committee:

Edward H. Butler
Thomas Driscoll
David R. Hill

The Compensation Committee

The Compensation Committee is appointed by the Board of Directors of the Company to assist the Board in developing compensation philosophy, criteria, goals and policies for the Company’s executive officers that reflect the values and strategic objectives of the Company and the Bank. The Committee reviews the performance of and annually recommends to the full Board the compensation and benefits of the Company’s executive officers (including the Chief Executive Officer).  The Committee administers the Company’s compensation plans, including stock option and stock award plans, the employee stock ownership plan, and cash incentive plans.  The Committee establishes the terms of employment and severance agreements/arrangements for executive officers, including any change of control and indemnification agreements. The Committee recommends to the full Board the compensation to be paid to directors of the Company and of affiliates of the Company for their service on the Board. Finally, the Committee establishes annual compensation percentage increases for all Bank staff.

The Compensation Committee does not delegate to Company or Bank officers its authority in compensation matters. The role of management, including the Chief Executive Officer, is to advise the Compensation Committee, to make recommendations as to the amount and form of executive and Board compensation, and to provide data, analysis and support for input into Committee decision-making. The Committee also may request others, including compensation and benefits consultants and legal counsel, to attend meetings or to provide relevant information to assist the Committee in its work.  In this connection, the Committee has the authority to retain compensation and benefits consultants and legal counsel used to assist the Committee in fulfilling its responsibilities. However, during 2007, the Committee did not retain a compensation and benefits consultant.

The Committee consists of Messrs. Ahern, Berger and Hill. The Committee met two times during the year ended December 31, 2007. The Compensation Committee of the Bank, which is composed of the same directors as serve on the Compensation Committee of the Company, met four times during the year ended December 31, 2007. Each member of the Compensation Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards.  The Board of Directors has adopted a written charter for the Committee, which is available at the Company's website at www.beaconfederal.com.  The report of the Compensation Committee is included elsewhere in this proxy statement.

Compensation Committee Interlocks and Insider Participation

The full Board of Directors of the Company approves the salaries to be paid each year to officers of the Bank and the Company at the level of Senior Vice President and higher, based on the recommendations of the Compensation Committee. None of the members of the Compensation Committee was an officer or employee, or former officer or employee of the Company or the Bank during the year ended December 31, 2007.  In addition, none of these individuals had any relationship requiring disclosure under “Transactions with Certain Related Persons.”  During the year ended December 31, 2007, (i) no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; and (iii) no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management of the Company.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

This report has been provided by the Compensation Committee:

Timothy P. Ahern
Robert Berger
David R. Hill

Compensation Discussion and Analysis

Our Compensation Philosophy.  Our compensation philosophy starts from the premise that the success of Beacon Federal depends, in large part, on the dedication and commitment of the people we place in key operating positions.  We strive to satisfy the demands of our business model by providing our management team with incentives tied to the successful implementation of our corporate objectives.  We recognize that the Company competes with other businesses and financial institutions for management talent.  Therefore, our approach to compensation considers the full range of compensation techniques that enable us to be competitive with our peers as we seek to attract and retain key personnel.

We intend to base our compensation decisions as a public company on several basic principles:

●
Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels compared to our peers who provide similar financial services in the markets we serve.  We seek to attract and retain qualified personnel needed to succeed in a competitive market environment.

●
Aligning Management’s Interests With Our Shareholders’ Interests – We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our shareholders.

●	Driving Performance – We structure compensation around the attainment of Company-wide and individual targets that return positive results to our bottom line.

●
Reflecting a Balanced Approach – We seek to balance the sometimes competing needs of external competitiveness, internal consistency, organizational economics, management flexibility and simplicity of administration.

Prior to our stock conversion and initial public offering, which was completed in October 2007, our compensation program relied on three primary elements: (i) base compensation or salary, (ii) annual cash incentive compensation, and (iii) a 401(k) profit sharing program.  We also provide additional benefits including participation in Company-wide health and welfare programs and perquisites such as automobile allowances.

As a publicly owned company, we expect that equity-based, long-term incentive compensation will also become an important element of our executive compensation program.  Our ability to introduce equity awards to our compensation mix will depend on shareholder approval of an equity compensation program and compliance with applicable regulatory guidelines relating to such programs.  We intend to submit an equity compensation program for approval by the Company’s shareholders in the future.  In addition, we implemented an employee stock ownership plan in connection with the stock offering.  As a public company, we believe that we can meet the objectives of our compensation philosophy by achieving a balance among these compensation programs that is competitive with our industry peers and creates appropriate incentives for our management team.

Base Compensation. Base salary provides compensation to our key executives based upon each individual’s experience, duties, and scope of responsibility.  Generally, we believe that base salaries should be targeted at no less than the peer group median of salaries for executives in similar positions with similar responsibilities.  The salaries of our executive and other officers are reviewed at least annually to assess our competitive position and make any necessary adjustments.   Our goal is to maintain salary levels for our officers at a level consistent with base pay received by officers in comparable positions at peer group companies.  To further that goal, we obtain peer group information from a variety of publicly available sources.  We also evaluate salary levels at the time of promotion or other change in responsibilities, or as a result of specific commitments we make when a new officer is hired.  Individual performance and retention risk are also considered as part of our annual assessment.

Cash-Based Incentive Compensation. We provide performance-based cash incentive awards to our executive officers under our cash incentive plan.  Cash incentives are used to motivate and reward achievement of corporate performance objectives.  Funding for the cash incentive plan is based on an assessment of our actual financial performance relative to the Compensation Committee’s financial performance goals based on a combination of financial factors.  Cash incentives are paid in February of each year.  For the year ended December 31, 2007, these factors included the achievement of net income goals and increases in retained earnings.    Generally, in order for any bonus payments to be made under the plan, the Company-wide goal is required to meet or exceed 80% of the threshold performance.  However, in the event that the threshold performance is not achieved, the Compensation Committee has discretion to reward incremental progress and to ensure the retention of our key executives.  Determination of individual awards is based primarily on the financial performance of Beacon Federal, but also includes a subjective assessment of each employee’s contributions, as appropriate.  The Compensation Committee believes that this funding and payment strategy provides a direct link between our financial performance and incentive compensation.

Section 401(k) Profit Sharing. All employees, including our Named Executive Officers (as that term is defined herein), are eligible to participate in our employer-sponsored 401(k) profit sharing plan. Under the plan, employees may make contributions in the form of salary deferrals, up to maximum amounts permitted by the plan and the Internal Revenue Code.  We contribute an amount to match 60% of the participant’s contribution, up to 6% of the participant’s compensation.  The plan also provides for additional discretionary employer contributions on behalf of the participants.

Employee Stock Ownership Plan (“ESOP”).  In connection with the stock offering, we implemented an ESOP, which purchased 591,714 shares in the stock offering.  All employees, including key executives, are eligible to participate in our ESOP.  Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants.  The purchased shares were funded by a loan from the Company.  As annual loan payments are made, shares will be released and allocated to employee accounts.

Excess Benefit Plan.  Our compensation philosophy includes, as part of our recruiting and retention program for senior management, providing tax-deferred retirement savings opportunities for senior executives.  Because the Internal Revenue Code limits the dollar amount of compensation that may be taken into account under tax-qualified retirement plans (such as the 401(k) plan and the ESOP) to $225,000 per year (adjusted annually), and because the Internal Revenue Code limits total contributions to tax-qualified retirement plans to $45,000 per year (adjusted annually), certain senior executives cannot realize the full value of tax-deferred retirement savings under those plans.  Even though the adoption of the ESOP in connection with the stock offering will result in significant benefit to rank-and-file employees through the allocation of employer stock to their accounts, senior management is not likely to receive such allocations due to the limitations imposed by the Internal Revenue Code.  Solely in order to make up for these curtailments under the Internal Revenue Code, effective October 1, 2008, we have decided to make available a nonqualified deferred compensation plan to all eligible individuals whose benefits under the tax-qualified plans are cut back as a result of these limits.  We believe that this plan provides an important component in our overall compensation package for senior management.  Because the plan was not implemented during the year ended December 31, 2007, no accruals were earned under the plan.

Long-Term Equity-Based Compensation.  Following our initial public offering, we intend to establish a long-term incentive compensation program based on the delivery of competitive equity awards to our management team.  We expect to use an equity-based, long-term incentive compensation program to reward outstanding performance with incentives that focus our management team on the task of creating long-term shareholder value.  By increasing the equity holdings of our management team, we will provide them with a continuing stake in our long-term success.  The nature and size of awards under our equity-based program will be based on a number of factors, including regulatory guidelines, awards made to those holding comparable positions among peer group companies, and the tax or accounting treatment of specific equity compensation techniques.

Role of the Compensation Committee. Prior to our initial public offering, the Compensation Committee of the Board of Directors of Beacon Federal developed and administered the executive compensation program.  As a public company, we have established a Compensation Committee of the Board of Directors of the Company to monitor the success of the overall compensation program in achieving the objectives of our compensation philosophy.  The Company’s Compensation Committee consists entirely of independent directors.  The Compensation Committee is responsible for the administration of our compensation programs and policies, including the administration of our cash-based and future equity-based incentive programs.  Our Compensation Committee will review and approve all compensation decisions relating to our Named Executive Officers.  Our Compensation Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of its responsibilities.

Role of Management.  Our Chief Executive Officer and other Named Executive Officers will, from time to time, make recommendations to the Compensation Committee regarding the appropriate mix and level of compensation of other employees.  Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee.  Our senior management team will not participate in Committee discussions or the review of Committee documents relating to the determination of their own compensation.

Peer Group Analysis.  We firmly believe that the cornerstone of our compensation program is the maintenance of a competitive compensation program relative to the companies with which we compete for management talent.  The Compensation Committee and management annually review surveys of the compensation levels of other financial institutions of similar size and markets.  In addition, our Compensation Committee has historically taken into account input from independent members of our Board of Directors and publicly available data relating to compensation practices and policies of other companies within and outside our industry.  While peer group surveys are not the sole factor in setting compensation, we generally believe that this information is an important part of our decision-making process.

Allocation Among Compensation Components. We recognize that in order to attract, retain and motivate key individuals, the Compensation Committee may determine that it is in our best interest to consider total compensation practices.  Under our present structure, base salary has represented the largest component of compensation for our executive officers.  Annual cash incentive bonuses have also been a substantial component of management compensation.  As a public company, we expect that the mix of base salary, bonus and equity compensation will vary depending upon the role of the individual officer in our organization.  In allocating compensation among these elements, we believe that the compensation of our senior-most managers should be predominately performance-based, while lower level management should receive a greater portion of their compensation in base salary.

Severance and Change-in-Control Benefits.  Prior to our initial public offering, we did not maintain formal employment or severance agreements with our executive officers.  As a public company, we have entered into employment agreements with our chief executive officer and three other executive officers.  The severance payments under the employment agreements, which will be contingent on the occurrence of certain termination events, are intended to provide our senior executive officers with a sense of security in making the commitment to dedicate their professional careers to the success of our Company and Beacon Federal.  Further, we entered into six change-in-control agreements, which provide for certain benefits in the event of a termination of employment following a change in control of Beacon Federal or the Company.

Tax and Accounting Considerations.  In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program.  Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements.  As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.  To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible.  However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Employee Welfare Benefits and Perquisites. We provide our employees with coverage under medical, life insurance and disability plans on terms consistent with industry practice.

We annually review the perquisites that we make available to our senior management. The primary perquisites for senior managers include an automobile allowance, computer and communications equipment and certain club dues.

Director Compensation.  Our outside directors are compensated through a combination of retainers and meeting fees.  Directors who are also employees of the Company do not receive additional compensation for service on the Board.  The level and mix of director compensation is revised by the Compensation Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy.  We expect that in the future, our review of director compensation will also consider the increased responsibility and liability of directors of publicly traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices.

Stock Compensation Grant and Award Practices.  As a public company, we expect that, following our implementation of an equity compensation program, our Compensation Committee’s grant-making process will be independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices.  Similarly, we expect that the release of material nonpublic information will never be timed with the purpose or intent to affect the value of executive compensation.

Stock Ownership Requirements.  We have not adopted formal stock ownership requirements for our senior officers and Board members.  We expect that, following our initial public offering, the Compensation Committee will review prevailing practices among peer companies with respect to stock ownership guidelines and determine whether such guidelines are appropriate.

Compensation for the Named Executive Officers in 2007

Chief Executive Officer Compensation.  In December 2006, the Compensation Committee recommended, and the independent members of the Board approved, an increase of 14.6% in the base salary of Mr. Prossner, our President and Chief Executive Officer, resulting in a new annual base salary of $180,000.  In 2007, the Compensation Committee awarded cash incentives to Mr. Prossner under the cash incentive plan in the amount of $91,000, representing 50.6% of base salary.

Compensation of Our Other Named Executive Officers.  The base salaries of Messrs. Crossett, Lapsley and Hammond in 2007 were $125,000, $98,201 and $105,240, respectively, representing increases of 15.6%, 4.0% and 4.0%, respectively, from 2006.  For 2007, Messrs. Crossett, Lapsley and Hammond received cash awards of $73,000, $52,000 and $73,000, respectively, representing 58.4%, 53.0% and  69.4% of their base salary.

Executive Compensation

The following table sets forth for the fiscal year ended December 31, 2007, certain information as to the total compensation paid by the Company to Ross J. Prossner, its principal executive officer, to James D. Lapsley, its principal financial officer, as well as to the three most highly compensated executive officers of the Company who received total compensation exceeding $100,000 for the 2007 fiscal year.  Each of the individuals listed in the table below is referred to as a Named Executive Officer.  The “Stock awards” and “Option awards” columns have been omitted from the Summary Compensation Table because no listed individual earned any compensation during the years ended December 31, 2007 or 2006 of a type required to be disclosed in those columns.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation (2)	Total

Ross J. Prossner,	2007	$180,000	$91,000	—	—	$23,554	$294,554
President and Chief Executive Officer	2006	$157,107	$125,000			$45,884	$327,991

Darren T. Crossett,	2007	$125,000	$73,000	—	—	$19,379	$217,379
Senior Vice President and Chief Operating Officer	2006	$108,160	$100,000			$33,023	$241,183

James D. Lapsley,	2007	$98,201	$52,000	—	—	$7,895	$158,096
Senior Vice President and Chief Financial Officer	2006	$94,424	$70,000			$20,190	$184,614

J. David Hammond,	2007	$105,240	$73,000	—	—	$9,061	$187,301
Senior Vice President, Chief Lending Officer	2006	$101,192	$100,000			$24,539	$225,731

Randy J. Wiley (3) Senior Vice President, Treasurer	2007	$81,827	$40,000	—	—	$2,659	$124,486
_____________________________
(1)	Reflects bonus earned under the annual cash incentive plan. The bonus was paid in the first quarter of the following year.
(2)
Includes employer matching and forefeiture contributions under Beacon Federal’s 401(k) Plan for the Named Executive Officers ($8,609, $8,609, $6,736, $7,873 and $2,579 for Messrs. Prossner, Crossett, Lapsley, Hammond and Wiley, respectively.)  Also includes income imputed on group  term life insurance in excess of $50,000 per employee ($774, $270, $1,159, $1,188 and $81for Messrs. Prossner, Crossett, Lapsley, Hammond and Wiley, respectively).  Includes perquisites of $14,171 for Mr. Prossner consisting of premiums on a life insurance policy, imputed income for personal use of a Company-owned automobile and club dues. Includes perquisites of $10,500 for Mr. Crossett consisting of an auto allowance and club dues.  Perquisites are not included for the other Named Executive Officers as they represented less than $10,000 of compensation.  Medical, life and disability insurance premiums paid on behalf of Named Executive Officers under plans available to all Beacon Federal employees are not included in the table.

(3)	Mr. Wiley began employment with the Company on April 16, 2007.

Benefit Plans

Employment Agreements. Effective October 1, 2007, Beacon Federal entered into employment agreements with each of Messrs. Prossner, Crossett, Lapsley and Hammond.  The agreement with Mr. Prossner has an initial term of three years.  The agreement with Mr. Lapsley has a term expiring on June 30, 2008.  The agreements with Messrs. Crossett and Hammond have initial terms of two years.  Unless notice of non-renewal is provided, the agreements with Messrs. Prossner, Crossett and Hammond renew annually.  Under the agreements, the initial base salaries for Messrs. Prossner, Crossett, Lapsley and Hammond are $180,000, $125,000, $98,201, and $105,240, respectively.  Base salaries will be reviewed at least annually and may be increased, but not decreased (except for a decrease that is generally applicable to all employees).  In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee fringe benefit plans applicable to executive employees and use of an automobile.

The executive’s employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.  In addition, the executive is not entitled to any additional benefits under the employment agreement upon retirement at age 65.  Should the executive become disabled, Beacon Federal would continue to pay the executive his base salary for the longer of the remaining term of the agreement or one year, provided that any amount paid to the executive pursuant to any disability insurance would reduce the compensation he would receive.  In the event the executive dies while employed by Beacon Federal, the executive’s estate will be paid the executive’s base salary for one year and the executive’s family will be entitled to continuation of non-taxable medical, dental and other insurance benefits for one year after the executive’s death.

Each of the executives is entitled to severance payments and benefits in the event of his termination of employment under specified circumstances.  In the event the executive’s employment is terminated for reasons other than for cause, disability, death or retirement, or in the event the executive resigns within 30 days following (1) the failure to appoint the executive to his executive position, (2) a material change in the executive’s functions, duties, or responsibilities, which change would cause executive’s position to become one of lesser responsibility, importance or scope (to which the executive has not agreed in writing), (3) the relocation of executive’s principal place of employment to a location that is more than 50 miles from the location of the Bank’s principal executive offices as of the date of the agreement, (4) a material reduction in benefits and perquisites including base salary (except for any Bank-wide or officer-wide reduction), (5) the liquidation or dissolution of Beacon Federal, or (6) a material breach of the employment agreement by Beacon Federal, the executive would be entitled to a severance payment.  In the case of Mr. Prossner, the severance payment equals three times the sum of his highest annual base salary and the highest rate of bonus awarded to him during the prior three years, payable in a lump sum.  In the case of Messrs. Crossett, Lapsley and Hammond, the severance payment equals two times the sum of his highest annual base salary and the highest rate of bonus awarded to him during the prior two years, payable in a lump sum.  In addition, the executive would be entitled, at Beacon Federal’s sole expense, to the continuation of life and non-taxable medical and dental coverage as part of his severance benefits.  Such coverage would continue for 36 months in the case of Mr. Prossner and for 24 months for all other executives.  In the event of a change-in-control, Mr. Prossner would be entitled a lump sum cash payment equal to three times the sum of his highest annual rate of base salary paid at any time under the employment agreement and his highest bonus paid with respect to the prior three years, and Messrs. Crossett, Lapsley and Hammond would be entitled to a lump sum cash payment equal to two times the sum of his highest annual rate of base salary paid at any time under the employment agreement and his highest bonus paid with respect to the prior two years.  If the executive’s employment is terminated following a change-in-control, he would also receive, at Beacon Federal’s expense, continuation of life and non-taxable medical and dental coverage following his termination of employment for 36 months (in the case of Mr. Prossner) or for 24 months (in the case of Messrs. Crossett, Lapsley and Hammond). In the event that the severance payments under the employment agreement were triggered, as of December 31, 2007, the value of severance benefits would have been approximately $969,278 for Mr. Prossner; $474,212 for Mr. Crossett; $360,603 for Mr. Lapsley; and $429,584 for Mr. Hammond.  In the event that the change-in-control payments under the employment agreement were triggered without termination of the executive’s employment, as of December 31, 2007, the value of the payments would have been approximately $915,000 for Mr. Prossner; $450,000 for Mr. Crossett; $336,402 for Mr. Lapsley; and $410,480 for Mr. Hammond.

Upon termination of the executive’s employment, the executive agrees not to compete with Beacon Federal for one year following termination of employment within the same geographic locations where Beacon Federal or its affiliates has material business interests.  Upon termination, the executive agrees not to solicit any Beacon Federal employee to terminate his or her employment with Beacon Federal and accept employment with a business that competes with Beacon Federal or any holding company of Beacon Federal or their subsidiaries or affiliates, or has offices within 50 miles of any location of Beacon Federal or any holding company or within 50 miles of any location for which Beacon Federal or any holding company has filed an application for regulatory approval to establish an office.

Each of the employment agreements also provides for an automatic reduction in the amount of any payments made in connection with a change-in-control that would otherwise constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code.  The total payment owed to the executive upon a change-in-control will be reduced to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Code Section 280G.

Change-in-Control Agreements.  Effective October 1, 2007, Beacon Federal entered into change-in-control agreements with six officers who are not otherwise entering into employment agreements, which provide certain benefits in the event of a termination of employment following a change-in-control of the Company or Beacon Federal.  Each of the change-in-control agreements provides for a term of one year.  Commencing on each anniversary date, the agreements will be renewed for an additional year, subject to notice of non-renewal.  The change-in-control agreements enable Beacon Federal to offer to designated officers certain protections against termination without cause in the event of a change-in-control (as defined in the agreements).  Such protections are frequently offered by other financial institutions, and Beacon Federal may be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections.

Following a change-in-control of the Company or Beacon Federal, an officer is entitled under the agreement to a payment if, during the term of the agreement following the change-in-control, the officer’s employment is involuntarily terminated, other than for cause, or if the officer voluntarily terminates employment as a result of a demotion, loss of title, office or significant authority (in each case, other than as a result of the fact that either Beacon Federal or the Company is merged into another entity in connection with a change-in-control and will not operate as a stand-alone, independent entity), reduction in his annual compensation or benefits, or relocation of his or her principal place of employment by more than 50 miles from its location immediately prior to the change-in-control.  In the event an executive who is a party to a change-in-control agreement is entitled to receive a payment pursuant to the change-in-control agreement, he will receive a cash payment equal to 1.0 times his or her highest rate of base salary and the highest rate of bonus awarded to the executive during the fiscal year prior to the change-in-control, payable in a lump sum within 30 days after his termination of employment; provided, however, that if the executive is a “specified employee” as defined in Internal Revenue Code Section 409A, then such payment will be made on the first day of the seventh full month following the executive’s termination of employment.  In addition to the cash payment, each covered officer is entitled to receive life and non-taxable medical and dental coverage for a period of one year from the date of termination.  Notwithstanding any provision to the contrary in the change-in-control agreement, payments under the change-in-control agreements are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Potential Payments to Named Executive Officers.  The following table shows as of December 31, 2007, in all cases, potential payments that would be payable to the Named Executive Officers following a termination of employment or a change in control of the Company.

	Voluntary Resignation	Early Retirement	Normal Retirement	Involuntary Termination	Involuntary Termination for cause	Involuntary Termination after change in control	Disability	Death
Ross J. Prossner
Employment Agreement	$969,278	$—	$—	$969,278	$—	$969,278	$157,673	$191,758

Darren T. Crossett
Employment Agreement	$474,212	$—	$—	$474,212	$—	$474,212	$96,686	$136,758

James D. Lapsley
Employment Agreement	$360,603	$—	$—	$360,603	$—	$360,603	$76,421	$109,959

J. David Hammond
Employment Agreement	$429,584	$—	$—	$429,584	$—	$429,584	$78,800	$114,444

Annual Cash Incentive Plan.  Beacon Federal maintains an annual cash incentive plan for each employee who was employed at any time during the current year and who was actively employed at the time the payout is made.    In order to receive a bonus payment under the plan, the employee must have received at least a “satisfactory” overall rating on his or her annual performance review.   The bonus amount is determined based on Company-wide goals.  The Company-wide goal is based on Beacon Federal’s annual net income before taxes meeting the established threshold level, as recommended to the Compensation Committee and the Board of Directors by senior management.  The Company-wide  goals are set by the disinterested members of the Board of Directors in the fourth quarter of the year before the year in which the performance is measured.  Generally, in order for any bonus payments to be made under the plan, the Company-wide goal is required to meet or exceed 80% of the threshold performance.  However, in the event that the threshold performance is not achieved, the Compensation Committee has discretion to reward incremental progress.  The amount of the bonus for salaried employees is determined as a percentage of the employee’s base salary.  At the January meeting of the Board of Directors following the close of the performance year, the Board determines whether the Company-wide goals have been attained.  Bonuses (if any) are paid in the first non-payroll period in February following the close of the performance year.

401(k) Plan.  Beacon Federal maintains a tax-qualified defined contribution plan for all employees of Beacon Federal who have attained age 18 and have performed one month of eligibility service.  Employees who satisfy the eligibility requirements will automatically be enrolled in the 401(k) Plan unless they elect otherwise at the time of hiring by Beacon Federal.  Participants in the 401(k) Plan may contribute up to 75% of their annual compensation to the plan on a pre-tax basis each year, subject to the limitations of the Internal Revenue Code (for 2007, the limit is $15,500, exclusive of any catch-up contributions).   Participants will have the option to designate all or any part of their contributions to the plan as Roth 401(k) deferrals which will have different tax implications under the Internal Revenue Code.  Beacon Federal matches 60% of a participant’s contributions, up to 6% of the participant’s compensation.  Each year, Beacon Federal may decide, in its discretion, to make a discretionary employer contribution on behalf of active participants.  Employer discretionary contributions, if any, and matching contributions become vested at the rate of 20% per year of vesting service.  In connection with the offering, the 401(k) Plan permitted participants to invest their account balances in shares of the Company in the stock offering through an employer stock fund established in the Plan.

Supplemental Executive Retirement Plan.  Effective January 1, 2008, Beacon Federal adopted a Supplemental Executive Retirement Plan (the “Plan”) for the purpose of providing additional retirement benefits to certain members of Beacon Federal’s senior management who have contributed significantly to the success and growth of Beacon Federal and whose services are vital to Beacon Federal’s continued growth and success. The Compensation Committee of Beacon Federal will administer the Plan and will, from time to time, designate participants in the Plan.

The Plan is a nonqualified deferred compensation plan, where Beacon Federal accrues amounts annually in order to fund a future stream of retirement payments for each participant.  The benefits provided under the Plan are not based on any salary reduction by the participants.  Beacon Federal will establish an accrued liability reserve account for the benefit of each participant into which appropriate reserves will be accrued for the participant until the participant has attained normal retirement age. Any asset used or acquired by Beacon Federal (including insurance policies) in connection with the liabilities it has assumed under the Plan will not be deemed to be held under any trust for the benefit of any participant or his or her beneficiaries. It will be a general, unpledged, and unrestricted asset of Beacon Federal.

Pursuant to the Plan, each participant will be entitled to a personalized retirement benefit, generally based upon a percentage of his annual salary. Each participant will become vested in his Plan benefits at the rate of 20% per year (and become fully vested on death or disability). Upon a participant’s separation from service (i) on or after his normal retirement age, (ii) involuntarily (except for cause) prior to his normal retirement age, or (iii) voluntarily for “good reason” (as defined in the Plan), Beacon Federal will begin paying the Participant’s retirement benefit in monthly installments starting on the first day of the second calendar month immediately following the participant’s separation from service and continuing for the participant’s lifetime; provided, however, that in the event the participant dies before receiving 180 monthly installments (i.e., 15 years of retirement benefits), Beacon Federal will pay the present value of the remainder of such payments to the participant’s beneficiary as a lump sum no later than the first day of the second calendar month following the participant’s date of death.  However, in the event the participant is a “Specified Employee” (as defined in Section 409A of the Internal Revenue Code), then, to the extent necessary to avoid penalties, no payment will be made to the participant prior to the first day of the seventh month following his separation from service.

If a participant becomes disabled before reaching his normal retirement age, he will be entitled to a lump sum payment of his vested accrued balance, determined as of the date the participant became disabled.  If a participant dies before reaching his normal retirement age, his beneficiaries will be entitled to a lump sum payment equal to the participant’s highest base salary during the current year or any of the previous three years, including compensation deferred at his election. In the event of voluntary separation from service prior to normal retirement age, he will be entitled to a lump sum payment of his vested accrued balance. If his employment is terminated for cause, he will forfeit all benefits under the Plan.

In the event that the aggregate payments or benefits to be made to the participant in the event of a change in control of Beacon Federal or the Company would be deemed to include an “excess parachute payment” as defined in the Internal Revenue Code, then at the election of the participant, (i) such payments or benefits will be payable or provided to the participant over the minimum period necessary to reduce the present value of such payments or benefits to an amount that is one dollar ($1.00) less than three times the participant’s “base amount,” or (ii) the payments or benefits to be provided under the Plan will be reduced to the extent necessary to avoid treatment as an excess parachute payment, with the allocation of the reduction among such payments and benefits to be determined by the participant.

The Committee has designated Ross J. Prossner, President and Chief Executive Officer of the Company and Beacon Federal, a participant in the Plan. Under Mr. Prossner’s benefits schedule, he is entitled to an annual benefit equal to 40% of his annual compensation, payable for the remainder of his lifetime, with a guaranteed payment of 180 monthly payments, provided, however, that if he dies before receiving all monthly payments, his beneficiary will be paid the present value of the remaining payments in a lump sum.

Stock Benefit Plans

Employee Stock Ownership Plan and Trust.  Beacon Federal implemented an employee stock ownership plan in connection with the stock offering.  As part of the stock offering, the employee stock ownership plan trust borrowed funds from the Company and used those funds to purchase 591,714 shares, representing 8% of the common stock issued.  The collateral for the loan is the common stock purchased by the employee stock ownership plan.  The loan will be repaid principally from discretionary contributions by Beacon Federal to the employee stock ownership plan over a period of up to 20 years.  The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments.  The interest rate on the loan equals the prime interest rate at the closing of the stock offering, and will adjust annually at the beginning of each calendar year.  Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loan is repaid.

Shares released from the suspense account will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will vest at the rate of 20% per year, and become fully vested upon completion of five years of service. Credit will be given for vesting purposes to participants for years of service with Beacon Federal, Beacon Comprehensive Services Corp. and Marcy Federal Credit Union prior to the adoption of the plan, up to five years.  A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s normal retirement, death, disability, or upon a change in control (as defined in the plan).  Vested benefits will be payable in a lump sum, in the form of common stock and, to the extent the participant’s account contains cash, benefits will be paid in cash, unless the participant elects to receive his entire vested interest in the form of stock. Beacon Federal’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits.  Therefore, benefits payable under the employee stock ownership plan cannot be estimated.  Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account.  In the event of a change in control, the employee stock ownership plan will terminate.

Excess Benefit Plan.  We intend to adopt a nonqualified deferred compensation plan that is intended to provide supplemental benefits to a select group of management or highly compensated employees whose benefits are curtailed under the tax-qualified 401(k) profit sharing plan and ESOP, due to limits imposed by the Internal Revenue Code on total compensation taken into account under those plans and on total annual contributions that may be made to those plans.  Each year, plan participants will be credited with an amount equal to the value of the mandatory reductions in their employer-provided profit sharing contributions, ESOP allocations or employee deferrals under the tax-qualified retirement plans.  Such amounts generally will be invested in the same manner as the investments in the tax-qualified retirement plans.  Plan benefits will be distributed as a cash lump sum within 90 days after the participant’s separation from service.  However, distributions to “specified employees” (as defined in Section 409A of the Internal Revenue Code) will not be made until the first day of the seventh month following his or her separation from service.  If a participant dies before receiving a distribution from the plan, his or her beneficiary will receive a lump sum payment within 90 days after the participant’s death.  All amounts credited to participants under the plan remain subject to the claims of the general creditors of Beacon Federal until such amounts are distributed to the participant.

Pension Benefits.  None of the individuals listed in the Summary Compensation Table had accumulated pension benefits either at or during the year ended December 31, 2007.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2007 certain information as to the total remuneration we paid to our directors other than Mr. Prossner.  Compensation paid to Mr. Prossner for his services as a director is included in “Executive Compensation—Summary Compensation Table.”  The “Stock awards” and “Option awards” columns have been omitted from the table because no director earned any compensation during the year ended December 31, 2007 of a type required to be disclosed in those columns.

DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2007
Name	Fees earned or paid in cash ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Timothy P. Ahern	$15,492	—	—	—	$15,492
John W. Altmeyer	$12,996	—	—	—	$12,996
Robert Berger	$14,664	—	—	—	$14,664
Edward H. Butler	$15,480	—	—	—	$15,480
Thomas Driscoll	$14,810	—	—	—	$14,810
David R. Hill	$15,854	—	—	—	$15,854

Directors’ Compensation

Director Fees.  Each of the individuals who serves as a director of the Company also serves as a director of Beacon Federal and earns director and committee fees in that capacity.  Each non-employee director is paid an annual retainer of $11,440 for service as a director plus $260 for each Committee meeting.  The Chairman of the Audit Committee, currently Mr. Butler, is paid $416 as an annual retainer.  The Chairman of the Board, Mr. Ahern, is paid an annual retainer of $2,496 and $260 for each Committee meeting.  The Chairman of the Asset-Liability Management Committee, Mr. Berger, is paid an annual retainer of $624.

Transactions with Certain Related Persons

Loans and Extensions of Credit.  The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Beacon Federal to our executive officers and directors in compliance with federal banking regulations.  Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk or repayment or present other unfavorable features.  Beacon Federal is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees and that does not give preference to any executive officer or director over any other employee. Beacon Federal is in compliance with these federal regulations with respect to its loans and extensions of credit to executive officers and directors.

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors.  The aggregate amount of our loans to our officers and directors and their related entities was $679,000 at December 31, 2007.  As of December 31, 2007, these loans were performing according to their original terms.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has approved the engagement of Crowe Chizek and Company LLC to be the Company’s independent registered public accounting firm for the 2008 year, subject to the ratification of the engagement by the Company’s stockholders. At the Annual Meeting, stockholders will consider and vote on the ratification of the engagement of Crowe Chizek and Company LLC for the Company’s year ending December 31, 2008.  A representative of Crowe Chizek and Company LLC is expected to attend the Annual Meeting to respond to appropriate questions and to make a statement, if deemed appropriate.

Stockholder ratification of the selection of the independent registered public accounting firm is not required by the Company’s bylaws or otherwise.  However, the Board of Directors is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the independent registered public accounting firm selected by the Audit Committee, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by Crowe Chizek and Company LLC to the Company during 2007 and 2006:

The aggregate fees included in the Audit Fees category were fees billed for the calendar years for the audit of our annual financial statements and the review of our quarterly financial statements.  The aggregate fees included in each of the other categories were fees billed in the stated periods.

	Year Ended December 31, 2007	Year Ended December 31, 2006
Audit Fees	$116,500	$47,000
Audit-Related Fees	176,950	—
Tax Fees	28,405	6,040
All Other Fees	—	—

Audit Fees.  During 2007, the audit fees for professional services rendered by Crowe Chizek and Company LLC were $116,500.  Such fees included fees related to the audit of the Company’s annual consolidated financial statements, including review of the interim consolidated financial statements included in the Company’s quarterly reports on Forms 10-Q and annual consolidated financial statements included in the Company's Form 10-K.  During 2006, the audit fees for professional services rendered by Crowe Chizek and Company LLC were $47,000. Such fees included fees related to the audit of the Bank’s annual consolidated financial statements.

Audit-Related Fees.  During 2007 and 2006, audit-related fees totaled $176,950 and $0.00, respectively, and for 2007 related primarily to work regarding the Company's initial public stock offering.

Tax Fees.  During the past two years the fees billed for professional services by Crowe Chizek and Company LLC for tax services such as tax advice, tax planning, tax compliance and the review of tax returns were $4,341 for 2007 and $6,587 for 2006. All tax fees billed by Crowe Chizek and Company LLC during 2007 and 2006 were pre-approved by the Audit Committee.

All Other Fees.  There were no fees billed to the Company by Crowe Chizek and Company LLC during the past two fiscal years that are not described above.

The Audit Committee considered whether the provision of non-audit services was compatible with maintaining the independence of its independent registered public accounting firm.  The Audit Committee concluded that performing such services in 2007 did not affect the independent registered public accounting firm’s independence in performing its function as auditors of the Company’s financial statements.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget.  The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary.  The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

In 2007 and 2006, there were no fees paid to Crowe Chizek and Company LLC that were not pre-approved by the Audit Committee.

In order to ratify the selection of Crowe Chizek and Company LLC as the independent registered public accounting firm for the 2008 year, the proposal must receive a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”  The Board of Directors recommends a vote “FOR” the ratification of Crowe Chizek and Company LLC as the Company’s independent registered public accounting firm for the 2008 year.

STOCKHOLDER PROPOSALS AND NOMINATIONS

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive office, 5000 Brittonfield Parkway, East Syracuse, New York 13057, no later than December 22, 2008.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS AND ADVANCE NOTICE PROCEDURES

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Annual Meeting, as to which they shall act in accordance with their best judgment.  The Board of Directors intends to exercise its discretionary authority to the fullest extent permitted under the Securities Exchange Act of 1934.

The Bylaws of the Company provide an advance notice procedure for certain business or nominations to the Board of Directors to be brought before an annual meeting. In order for a stockholder to properly bring business before an Annual Meeting of the Company or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not later than the close of business on the 90th day prior to the anniversary date of the date of the proxy statement relating to the preceding year’s annual meeting and not earlier than the close of business on the 120th day prior to the anniversary date of the date of the proxy statement relating to the preceding year’s annual meeting; provided, however, that in the event the annual meeting is the first annual meeting of stockholders of the Company, notice by the stockholder to be timely must be so received by not later than the close of business on the 90th day prior to the date of the annual meeting of stockholders of the Company, and not earlier than the close of business on the 120th day prior to the date of the annual meeting of stockholders of the Company; provided, further, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the 90th day prior to the date of such annual meeting and not earlier than the close of business on the 120th day prior to the date of such annual meeting.  No adjournment or postponement of a meeting of stockholders shall commence a new period for the giving of notice hereunder.

A stockholder’s notice must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, and in the case of nominations to the Board of Directors, certain information regarding the nominees; (ii) the name and address of the stockholder as they appear on the Company’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the stockholder and the beneficial owner; (iv) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder in such business; and (v) a representation that the stockholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.  In addition, in the case of nominations to the Board of Directors, the stockholder’s notice must set forth any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the federal proxy rules. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

The date on which the next Annual Meeting of Stockholders is expected to be held is May 21, 2009.  Advance written notice of business or nominations to the Board of Directors to be brought before the 2009 Annual Meeting of Stockholders must be made in writing and delivered to the Secretary of the Company no later than February 20, 2009.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the annual meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the annual meeting, as to which they shall act in accordance with their best judgment.

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company.  Proxies also may be solicited personally or by mail, telephone or telegraph by the Company’s directors, officers and employees, without additional compensation therefor. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees which are beneficially owned by others, to send proxy materials to and to obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007 WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONIC REQUEST TO DARREN T. CROSSETT, CORPORATE SECRETARY, BEACON FEDERAL BANCORP, INC., 5000 BRITTONFIELD PARKWAY, EAST SYRACUSE, NEW YORK 13057, OR CALL AT (315) 433-0111.

BY ORDER OF THE BOARD OF DIRECTORS

Darren T. Crossett
Corporate Secretary
East Syracuse, New York
April 21, 2008

REVOCABLE PROXY

BEACON FEDERAL BANCORP, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 22, 2008

The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of Beacon Federal Bancorp, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the DoubleTree Hotel – Syracuse, 6301 Sate Route 298, East Syracuse, New York, at 10:30 a.m. (local time) on May 22, 2008.  The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	VOTE WITHHELD
1.	The election as Directors of all nominees listed below each to serve for a three-year term	☐	☐

Ross J. Prossner
Edward H. Butler

● INSTRUCTION: To withhold your vote for one or more
nominees, write the name of the nominee(s) on the line(s) below.

		FOR	AGAINST	ABSTAIN
2.	The ratification of the appointment of Crowe Chizek and Company LLC as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008.	☐	☐	☐

The Board of Directors recommends a vote “FOR” each of the listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of Beacon Federal Bancorp, Inc. at the annual meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.  This proxy may also be revoked by sending written notice to the Secretary of Beacon Federal Bancorp, Inc. at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy statement prior to a vote being taken on a particular proposal at the annual meeting.

The undersigned acknowledges receipt from Beacon Federal Bancorp, Inc. prior to the execution of this proxy of a Notice of the annual meeting, audited financial statements and a proxy statement dated April 21, 2008.

Dated: ______________________, 2008	☐ Check Box if You Plan
to Attend Meeting

________________________________	________________________________
PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

________________________________	________________________________
SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

Please complete and date this proxy and return it promptly
in the enclosed postage-prepaid envelope.